Exhibit 99.1

NB&T Financial Reports Earnings for 2013

January 21, 2014

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“NB&T”), Wilmington, Ohio, announced net income for 2013 of $4.24 million, or $1.24 per share, an increase of 9% compared to net income of $3.88 million for 2012, or $1.13 per share. A net interest income decrease of approximately $1.5 million in 2013 was more than offset by decreases in the loan loss provision of $1.7 million and non-interest expenses of $1.1 million in 2013 compared to 2012. Total non-interest income in 2013 was down $899,000 from 2012 primarily due to two items in 2012: 1) termination of NB&T’s single-family FDIC loss share guarantee for approximately $405,000 and 2) realization of non-taxable income of approximately $359,000 on a bank-owned life insurance death benefit in excess of surrender value.

Net income for the fourth quarter of 2013 was $1.0 million, or $.30 per share, compared to $1.1 million, or $.32 per share, for the same period in 2012.

President & CEO, John Limbert, commented, “Like most banks in this current rate environment, we were challenged in 2013 with lower yields on our loans and investments. We were able to offset the lost revenue by reducing expenses and our loan loss provision. The lower loan loss provision is a result of lower charge-offs in 2013 compared to 2012, lower other real estate owned balances, and an almost 50% drop in total nonperforming loans.”

Net interest income was $20.6 million for 2013, compared to $22.1 million for 2012. Net interest margin decreased to 3.37% for 2013, compared to 3.48% for the previous year. Net interest margin is down primarily as a result of loan and investment yields continuing to decrease more in this low interest rate environment than our cost of funds. Interest income on loans and investments of $22.5 million in 2013 was down $2.8 million from $25.3 million in 2012. Interest expense, however, only fell $1.3 million in 2013 to $1.8 million from $3.1 million in 2012. Net interest income for the fourth quarter of 2013 was $5.1 million, compared to $5.7 million for 2012.

The provision for loan losses for 2013 was $2.6 million, compared to $4.3 million the previous year. Net charge-offs were $3.3 million for 2013, compared to $4.2 million in 2012. Net charge-offs for the fourth quarter of 2013 were $2.6 million, compared to $2.1 million in the same quarter last year. During the fourth quarter, NB&T charged off $2.4 million on one commercial loan that previously had a specific reserve of $2.0 million. The fourth quarter liquidation of the collateral securing that loan yielded lower proceeds than previously projected. Primarily as a result of this charge-off and resolution of other problem loans in 2013, non-performing loans declined to $5.8 million at December 31, 2013, compared to $10.6 million at December 31, 2012.

Total non-interest income was $9.6 million for 2013, compared to $10.5 million for 2012. The decrease is primarily due to the non-recurring income of $764,000 in 2012 related to the termination of the single-family FDIC loss share guarantee and the bank-owned life insurance death benefit. Non-interest income for the fourth quarter of 2013 was $2.3 million, compared to $2.1 million for the same period last year. In the fourth quarter of 2013, NB&T realized gains on sales of securities of $227,000.

Total non-interest expense was $22.4 million for 2013, compared to $23.5 million in 2012. The decline in expense is due to continued focus on expense reduction, primarily in the areas of personnel and processing efficiency. In addition, net costs associated with the maintenance of other real estate have declined in the past year as the number of properties declined. For the fourth quarter of 2013, total non-interest expense was $5.4 million, compared to $5.7 million for the same period in 2012.

On December 17, 2013, the Board of Directors declared a dividend of $0.30 per share, payable January 27, 2014 to shareholders of record on December 31, 2013.

Also, at their January 21, 2014 meeting, the Board of Directors increased the number of directors to nine. At the same meeting, the Board appointed James Reynolds, President of Wilmington College, as a director effective at the February 2014 Board of Directors’ meeting.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Year Ending
	12/31/2013	9/30/2013	6/30/2013	3/31/2013	12/31/2012	12/31/2013	12/31/2012
Statements of Income
Interest income	$5,480	$5,510	$5,586	$5,896	$6,277	$22,472	$25,279
Interest expense	414	438	473	519	560	1,844	3,169

Net interest income	5,066	5,072	5,113	5,377	5,717	20,628	22,110
Provision for loan losses	750	400	1,300	140	682	2,590	4,287
Other non-interest income	2,051	2,147	2,450	1,986	2,133	8,634	9,402
Other-than-temporary impairment charge	—	—	—	—	—	—	(35)
Net gains (losses) on sales of securities	227	—	817	(36)	—	1,008	1,174

Total non-interest income	2,278	2,147	3,267	1,950	2,133	9,642	10,541
Total non-interest expenses	5,377	5,523	5,605	5,886	5,745	22,391	23,494

Income before income taxes	1,217	1,296	1,475	1,301	1,423	5,289	4,870
Income taxes	200	228	336	282	336	1,046	993

Net income	$1,017	$1,068	$1,139	$1,019	$1,087	$4,243	$3,877

Per Share Data
Basic earnings per share	$0.30	$0.31	$0.33	$0.30	$0.32	$1.24	$1.13
Diluted earnings per share	0.30	0.31	0.33	0.30	0.32	1.24	1.13
Dividends per share	0.30	0.30	0.30	0.30	0.30	1.20	1.20
Book value at quarter end	19.84	19.89	19.83	20.58	20.70	19.84	20.70
Average basic shares outstanding	3,426	3,416	3,415	3,420	3,422	3,419	3,424
Average diluted shares outstanding	3,436	3,438	3,426	3,427	3,426	3,431	3,430
Balance Sheet Items (Quarter End)
Total assets	$638,312	$645,410	$659,827	$673,729	$651,075	$638,312	$651,075
Securities	138,098	138,818	134,154	144,156	133,020	138,098	133,020
Loans, including loans held for sale	399,496	404,545	410,202	407,818	402,184	399,496	402,184
Allowance for loan losses	4,053	5,884	5,803	4,670	4,760	4,053	4,760
Deposits	550,800	558,075	572,926	577,349	559,568	550,800	559,568
Borrowings	14,310	14,310	14,310	15,310	15,310	14,310	15,310
Total shareholders’ equity	68,035	68,127	67,682	70,290	70,820	68,035	70,820
Assets Under Management
Total assets	$638,312	$645,410	$659,827	$673,729	$651,075	$638,312	$651,075
Cash management sweep accounts	44,039	44,852	38,019	40,799	28,471	44,039	28,471
Market value of trust assets	254,403	246,043	237,884	238,532	216,914	254,403	216,914
Market value of brokerage assets	80,321	78,757	76,668	77,707	73,178	80,321	73,178
Loans serviced for others	41,794	43,024	42,496	43,626	47,735	41,794	47,735

Total assets under management	$1,058,869	$1,058,086	$1,054,894	$1,074,393	$1,017,373	$1,058,869	$1,017,373

Selected Financial Ratios
Return on average assets (annualized)	0.62%	0.65%	0.69%	0.61%	0.65%	0.64%	0.56%
Return on average equity (annualized)	5.90	6.22	6.48	5.81	6.06	6.10	5.45
Dividend payout ratio	100.00	96.77	90.91	100.00	93.75	96.77	106.19
Net interest margin	3.33	3.33	3.34	3.50	3.67	3.37	3.48
Non-interest expense to total revenue	73.22	76.51	66.89	80.33	73.18	73.97	71.95
Average loans to average total assets	61.25	62.32	61.10	59.42	59.82	61.02	57.69
Asset Quality
Nonaccrual loans	$5,734	$8,273	$9,006	$9,097	$9,815	$5,734	$9,815
Accruing and 90 or more days past due	32	30	73	1,285	778	32	778

Total nonperforming loans	$5,766	$8,303	$9,079	$10,382	$10,593	$5,766	$10,593

Other real estate owned	1,224	1,426	1,894	1,868	1,327	1,224	1,327
Net charge-offs	2,581	319	167	230	2,057	3,297	4,195
Non-performing loans to total loans	1.44%	2.05%	2.21%	2.55%	2.63%	1.44%	2.63%
Loan loss allowance to total loans	1.01	1.46	1.42	1.15	1.18	1.01	1.18
Loan loss allowance to non-performing loans	70.29	70.87	63.92	44.98	44.94	70.29	44.94
Accruing loans 30+ days past due to total loans	0.05	0.25	0.57	0.59	0.46	0.05	0.46
Net charge-offs to average loans	2.57	0.31	0.16	0.23	2.04	0.82	1.06
Capital
Average equity to average total assets	10.49%	10.43%	10.60%	10.54%	10.64%	10.51%	10.34%
Tier 1 leverage ratio**	11.56	11.49	11.23	11.20	11.27	11.56	11.27
Total risk-based capital ratio**	19.10	19.22	18.98	19.08	19.51	19.10	19.51

**	Estimated for current quarter end